U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check  One):  [  ]  Form  10-K  and  Form  10-KSB  [  ] Form 20-F [ ] Form 11-K
[X]  Form  10-Q  and  Form  10-QSB  [  ]  Form  N-SAR

For  Period  Ended:  March  31,  2004

[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR

For  the  Transition  Period  Ended:

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NOTHING  IN  THIS  FORM  SHALL  BE  CONSTRUED  TO  IMPLY THAT THE COMMISSION HAS
VERIFIED  ANY  INFORMATION  CONTAINED  HEREIN.
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If  the  notification relates to a portion of the filing checked above, identify the  Item(s)  to  which  the  notification  relates:

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PART  I  -  REGISTRANT  INFORMATION

DCM  ENTERPRISES,  INC.
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Full  Name  of  Registrant

NONE
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Former  Name  if  Applicable

7473  WEST  LAKE  MEAD  ROAD
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Address  of  Principal  Executive  Office  (Street  and  Number)

LAS  VEGAS,  NEVADA  89128
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City,  State  and  Zip  Code

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PART  II  -  RULES  12b-25(b)  AND  (c)
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If  the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

               (b)  The  subject  annual  report, semi-annual report, transition
[X] report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


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               (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c)  has  been  attached  if  applicable.

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PART  III  -  NARRATIVE
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State  below  in  reasonable  detail  the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

(Attach  Extra  Sheets  if  Needed)

We were not able to complete the required report for this period on a timely basis without unreasonable effort and expense. We expect to file the required report within the allotted extension.

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PART  IV  -  OTHER  INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  to this notification

                 MATT SEBAL       800             921-9881
                   (Name)     (Area Code)     Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

[X]  Yes  [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[  ]  Yes  [X]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              DCM ENTERPRISES, INC.
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                  (Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May  17,  2004                                 By:  /s/  Matt  Sebal
                                                      Matt Sebal, President

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized


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representative  (other  than  an  executive  officer),  evidence  of  the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.


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